Exhibit 21.1

List of Subsidiaries of Remedent, Inc.

We have the following wholly owned subsidiaries:

(1)	Remedent N.V., a Belgium corporation (“Remedent NV”);

(2)	Remedent Professional Holdings, Inc., a California corporation;

(3)	Remedent Professional, Inc., a California corporation (a subsidiary of Remedent Professional Holdings, Inc.), and

(4)	Glamtech-USA, Inc., a Delaware corporation (“Glamtech”).

Further, we have ownership interests in the following entities:

(i)	GlamSmile Asia Ltd., a private Hong Kong company –Remedent, Inc. has 29,40% ownership interest in GlamSmile Asia Ltd., which has the following subsidiaries: GlamSmile Studio in Hong Kong, GlamSmile Studio in Mainland China (Beijing) and the GlamSmile Production Lab, also located in China (Beijing)

(ii)	GlamSmile Deutschland GmbH, a German private company- Remedent N.V. has 51% ownership interest in GlamSmile Deutschland GmbH

(iii)	GlamSmile Rome SRL, an Italian private company-Remedent N.V. has 100% ownership interest in GlamSmile Rome SRL

(iv)	Remedent OTC BV, a Belgium corporation (“Remedent OTC”) – Remedent, N.V. has 50% ownership interest in Remedent OTC

(v)	Sylphar Holding BV, a Dutch holding company (“Sylphar Holding”)-Remedent OTC has a 75% ownership interest in Sylphar Holding. As a result of Remedent N.V.’s 50% ownership interest in Remedent OTC, Remedent, N.V. has a 37.5% ownership interest in Sylphar Holding.

(vi)	Sylphar N.V., a Belgium corporation (wholly owned subsidiary of Sylphar Holding)

(vii)	Sylphar USA, Inc., a Nevada corporation (wholly owned subsidiary of Sylphar Holding)

(viii)	Sylphar Asia Pte Ltd, formerly Remedent Asia Pte Ltd, a Singapore company (wholly owned subsidiary of Sylphar Holding)

(ix)	GlamSmile Dental Technology Ltd., a Cayman Island company, -Remedent, Inc. owns 29.4% of Glamsmile Dental Technology Ltd. (“Glamsmile Dental”), which owns on its return 29,4% of GlamSmile Asia Ltd (i)
(X)	Beijing Glamsmile Technology Development Ltd.- Glamsmile Dental owns 100% of Beijing Glamsmile Technology Development Ltd. (“Beijing Glamsmile”)
(ix)	Beijing Glamsmile Trading Co. Ltd- Beijing Glamsmile owns 80% of Beijing Glamsmile Trading Co. Ltd., which has an 98% ownership interest in (A) Beijing Glamsmile Dental Clinic Co., Ltd., (B) a 100% ownership interest in Shanghai Glamsmile Dental Clinic Co., Ltd., and (C) a 50 % ownership interest in Wenzhou Glamsmile Dental Clinic Co., Ltd.